The Potomac Insurance Trust
                                 ("Registrant")
                                   Form N-SAR
                               File No. 811-08243
                  For the Annual Period Ended December 31, 2001


Exhibit Index
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Sub-Item 77K: Changes in Registrant's certifying accountant

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Sub-Item 77K: Changes in Registrant's certifying accountant

Effective November 14, 2001, the Board of Trustees selected the accounting firm of Ernst & Young LLP to serve as the Funds' independent certified public accountants and succeed the accounting firm of PricewaterhouseCoopers LLP. PricewaterhouseCoopers LLP had served as the Trust's independent certified public accountants for the period of December 29, 1999 through March 14, 2000, and for the period of March 15, 2000 through December 31, 2000. PricewaterhouseCoopers LLP report on the financial statements of the Trust for the period of December 29, 1999 through March 14, 2000, and for the period of March 15, 2000 through December 31, 2000 did not contain an adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles. There were no disagreements with PricewaterhouseCoopers LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

The Trust represents that it had not consulted with Ernst & Young LLP any time prior to their engagement with respect to the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Trust's financial statements.

Registrant has requested PricewaterhouseCoopers LLP to furnish it with a letter addressed to the Securities and Exchange Commission stating whether PricewaterhouseCoopers LLP agrees with the statements contained above. A copy of the letter from PricewaterhouseCoopers LLP to the Securities and Exchange Commission is filed as an exhibit hereto.








                                                         Exhibit - Sub-Item 77K



Office of the Chief Accountant
SECPS Letter File
Securities and Exchange Commission
Mail Stop 11-3
450 Fifth Street, N.W.
Washington, D.C. 20549

September 4, 2003


Dear Sir:

We have read the statements made by Potomac Insurance Trust (copy attached), which we understand were filed with the Commission, pursuant to Item 77K of Form N-SAR for the period ended December 31, 2001, as amended. We are in agreement with the statements concerning our firm in such Form N-SAR.

Very truly yours,


PricewaterhouseCoopers LLP